EXHIBIT 3(i)(c)

ARTICLES OF INCORPORATION

of

SINO-BIOTICS, INC.

I.

The name of the Corporation is Sino-Biotics, Inc.

II.

This Corporation is organized pursuant to the Delaware General Corporation Act.

III.

The Corporation has perpetual duration.

IV.

The Corporation is organized for profit and for all lawful purpose or purposes not specifically prohibited to corporations under the laws of the State of Delaware.

V.

The total number of shares of stock which the Corporation is authorized to issue is 20,000,000 shares of capital stock, of which 15,000,000 shares shall be designated as Common Stock, at $0.001 par value per share and 5,000,000 shares shall be designated as Preferred Stock, at $0.01 par value per share.

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of preferred stock are as follows:

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.   The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and term conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Delaware Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the numbers of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without Shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption relating to the shares of such series.  Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share, on all matters submitted for shareholder action.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

i.

The annual dividend rate, if any, on shares of such Series the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

ii.

Whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

iii.

The obligation, if any, of the corporation to redeem shares of such series pursuant to a sinking fund;

iv.

Whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

v.

Whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

vi.

The rights of the shares of stock series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

vii.

Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

Series A Preferred Stock

Shall have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article V as follows:

1.

Dividends.

The holders of the Series A Preferred Stock shall not be entitled to receive dividends.

2.

Liquidation, Dissolution or Winding Up.

(a)

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Company ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as “Senior Preferred Stock”), but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to $.0001 per share of Series A Preferred Stock.  If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock (the “Preferred Stock”) ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)

After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock upon the dissolution, liquidation, or winding up of the Company, all the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A Preferred Stock being deemed, for such purposes, to be equal to the number of shares of Common Stock including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

3.

Non-Voting.

(a)

No holder of outstanding shares of Series A Preferred Stock shall be entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration.

4.

Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)

Right to Convert.  Each share of Series A Preferred Stock shall be convertible (the “Conversion”), the holder thereof, at any time and from time to time, into an equal number of fully paid and non-assessable shares of the Common Stock.

(b)

Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.

(c)

Mechanics of Conversion.

(i)

In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of shares represented by such certificate or certificates.   Such notice shall state such holders’ name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date (“Conversion Date”).  The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(ii)

All shares of Series A Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.  Any shares of Series a Preferred Stock so converted shall be retired an cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.

(d)

Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion then in effect immediately before that subdivision shall be proportionately decreased.  If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion then in effect immediately before the combination shall be proportionately increased.   Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)

Notice of Record Date.  In the event that the Company subdivides or combines its outstanding shares of Common Stock; then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the record date specified in the record date of such subdivision or combination.

5.

Mandatory Conversion.

(a)

The Company may, at its option, require all (and not less than all) holders of shares of Series A Preferred Stock then outstanding to convert their shares of Series A Preferred Stock into shares of Common Stock, at the then effective Conversion pursuant to Section 4, at any time on or after December 31, 1999, or (2) the conversion into Common Stock of a majority of the outstanding shares of Series A Preferred Stock; on such dates as less than 4,600,000 shares of Series A Preferred Stock shall be outstanding.

(b) All holders of record shares of Series A Preferred Stock then outstanding will be given at least 10 days prior written notice of the date fixed and the place designated for mandatory or special conversion of all such shares of Series A Preferred Stock pursuant to this Section 5.  Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Company, if it serves as its own transfer agent).

VI.

Except as otherwise provided in these Articles of Incorporation and the Corporation’s By-laws, the holders of the common shares shall have exclusive voting rights and powers, including the exclusive right to notice of shareholder’s meetings.

VII.

The Board of Directors of the Corporation may, from time to time at its discretion, distribute a portion of its shares of stock to the extent of unreserved and unrestricted capital surplus available.

VIII.

The Corporation may, upon the adoption of a resolution by its Board of Directors, purchase its own shares of stock to the extent of unreserved and unrestricted capital surplus available.

IX.

The name and address of the registered agent of the Corporation in the state of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, located in New Castle County, Delaware.

X.

The name and address of the incorporator is John Heskett, 501 S. Johnstone Avenue, Suite 501, Bartlesville, Oklahoma 74003.

XI.

The mailing address of the initial principal office of the Corporation is 501 S. Johnstone Avenue, Suite 501, Bartlesville, Oklahoma 74003.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

This 6th day of July, 2005.

/s/   John Heskett

John Heskett, Incorporator

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